Exhibit 99.1

Supermicro® Announces Receipt of Nasdaq Letter and Response

SAN JOSE, Calif. -- (BUSINESS WIRE) - May 21, 2018 -- Super Micro Computer, Inc. (NASDAQ:SMCI) (the “Company”), a global leader in high performance, high-efficiency server, storage technology and green computing, today announced that, as expected, it has received a letter from the Listing Qualifications Department of The Nasdaq Stock Market notifying the Company of its delinquency related to the Company’s noncompliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”) because the Company has not yet filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.

On May 18, 2018, the Company submitted a response to the Nasdaq Hearings Panel (the “Panel”) stating that, consistent with the Company’s presentation at the recent hearing before the Panel and as of the date of the reply, the Company believes it remains on track to file the delinquent filings with the SEC and thereby evidence compliance with the Rule on or before the Panel deadline of August 24, 2018.

As the Company previously announced, the Panel has granted the Company’s request to continue its listing on Nasdaq through August 24, 2018, subject to the condition that the Company becomes current with its SEC filings by that date and informs the Panel the Company is current with such filings. The Company is diligently working to become current with its SEC filings and intends to continue to take all steps necessary to regain compliance with the Rule.

Cautionary Statement Regarding Forward Looking Statements

Statements contained in this press release that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may relate to, among other things, the Company’s continued efforts and ability to satisfy the terms of the Panel’s decision and regain and maintain compliance with the Rule, as well as the continued listing of the Company’s common stock on Nasdaq through August 24, 2018. Such forward-looking statements do not constitute guarantees of future performance and are subject to a variety of risks and uncertainties. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements in this press release include any decision by the Panel to reconsider the terms of the listing exception based on new events or changes in circumstances, any decision by the Nasdaq Listing and Hearing Review Council to review the Panel decision and take action adverse to the Company with respect to such decision, and those other factors and risks contained in the Company’s filings with the SEC, including those factors discussed under the caption "Risk Factors" in such filings.

About Super Micro Computer, Inc.

Supermicro®, a global leader in high-performance, high-efficiency server technology and innovation is a premier provider of end-to-end green computing solutions for Data Center, Cloud Computing, Enterprise IT, Hadoop/Big Data, HPC and Embedded Systems worldwide. Supermicro's advanced Server Building Block Solutions® offer a vast array of components for building energy-efficient, application-optimized, computing solutions. Architecture innovations include Twin, TwinPro, FatTwin™, Ultra Series, MicroCloud, MicroBlade, SuperBlade®, Double-sided Storage®, Battery Backup Power (BBP®) modules and WIO/UIO. Products include servers, blades, GPU systems, workstations, motherboards, chassis, power supplies, storage, networking, server management software and SuperRack® cabinets/accessories delivering unrivaled performance and value. Founded in 1993 and headquartered in San Jose, California, Supermicro is committed to protecting the environment through its "We Keep IT Green®" initiative. The Company has global logistics and operations centers in Silicon Valley (USA), the Netherlands (Europe) and its Science & Technology Park in Taiwan (Asia). Supermicro, FatTwin, TwinPro, SuperBlade, Double-Sided Storage, BBP, SuperRack, Building Block Solutions and We Keep IT Green are trademarks and/or registered trademarks of Super Micro Computer, Inc. All other brands, names and trademarks are the property of their respective owners.

Super Micro Computer, Inc.
Perry G. Hayes, 408-895-6570
SVP, Investor Relations
PerryH@Supermicro.com